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                                                                    Exhibit 21.1

                          [CMC Industries Letterhead]


                                                                    NEWS RELEASE
                                                                        Contact:
                                                                Lanny N. Lambert
                                                         (601) 287-3771, Ext 170


FOR RELEASE
THURSDAY, MAY 16, 1996




CMC INDUSTRIES ANNOUNCES COMMON
STOCK AND WARRANT SALE
_______________________________________________________________________________
CORINTH, MS, MAY 16, 1996 - CMC Industries, Inc. (CMCI: NASDAQ), a Delaware corporation (the "Company") announced today that it has raised approximately $2.5 million through a placement to private investors of an aggregate of 436,037 shares of the Company's Common Stock and Warrants to purchase an aggregate of 168,963 shares of the Company's Common Stock. The Warrants are exercisable at $7.50 per share. Approximately $1.4 million of the total offering was sold to investors in the United States and approximately $1.1 million was sold to offshore investors. The investors were granted certain registration rights by the Company which may not be exercised prior to November 30, 1996. The Company stated that the purpose of the offering is principally to provide additional financial flexibility to take advantage of business opportunities as they arise. No other terms were disclosed.

The securities have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold absent registration under the Securities Act and applicable state securities laws or applicable exemptions from registration requirements.

Headquartered in Santa Clara, California, CMC Industries is a leading provider of electronic contract manufacturing services to original equipment manufacturers in the telecommunications, computer and electronics industries. The Company has manufacturing operations in Corinth, Mississippi and Santa Clara, California.